Exhibit 99.1

November 1, 2006 Press Release

Timberline Provides Contract Drilling Subsidiary Update

COEUR D'ALENE, Idaho, Nov 1, 2006 (PrimeZone Media Network via COMTEX)

Timberline Resources Corporation (OTCBB: TBLC) today provided an update of its contract drilling subsidiary, Kettle Drilling, Inc. ("Kettle"). For the quarter ending in June 2006, its first as a Timberline subsidiary, Kettle saw record revenues exceeding $2.5-million, with resulting cash flow primarily reinvested into the drilling business. Unaudited results for the quarter ending in September 2006 are very similar to the previous quarter, including roughly $2.6-million in revenue. Kettle specializes in difficult underground drilling services, in support of active mining operations and advanced exploration projects.

Timberline Chairman and CEO John Swallow stated, "The contract drilling business remains incredibly strong. In addition to our substantial domestic workload, we are rapidly establishing ourselves in Mexico. Kettle's recently launched Mexican subsidiary, World Wide Exploration, S.A. de C.V. ("World Wide"), now has three rigs in service, including a valuable contract with industry leader Industrias

Penoles. We have made a significant commitment to expansion into Mexico, with roughly $750,000 invested to date. We are confident of our future in drilling and are committed to growth through reinvestment into additional rigs that can be immediately deployed."

Kettle Drilling President and founder Doug Kettle added, "Our long-term strategies of aggressive expansion, drill fleet modernization, and underground focus are paying off with each quarter of steady revenue growth. World Wide is off to a fantastic start in Mexico and, we believe, will ultimately equal our domestic business. With a state of the art U8 APC Deep Hole Computerized Drill, our team at Newmont's Midas Mine set a world record earlier this year, drilling 609 feet in a single 10-hour shift. Working primarily with established producers at active mine sites, our business is less cyclical than for surface drillers at exploration sites, where supplies, infrastructure, and project funding are not as predictable. We are confident in our continued success at Kettle Drilling."

Kettle's well-established American business features active contracts with Barrick Gold, Newmont Mining, Teck Cominco, Kinross Gold, Kennecott Exploration, Merit Mining, Kobex Resources, and Huntmountain Resources. In Mexico, World Wide has active contracts with Industrias Penoles and Endeavour Silver Corp.

Timberline Resources Corporation is a unique, growth-oriented company that combines positive cash flow from its ownership of Kettle Drilling, Inc. with "blue sky" upside from its mineral exploration division. Timberline is a fully-reporting company with fewer than 20 million shares outstanding. Its common stock is quoted on the OTC Bulletin Board under the symbol "TBLC."

Certain statements contained in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results. The timing of the SEC registration and review process is inherently uncertain and may be delayed indefinitely, and if completed does not guarantee that Timberline will attract additional market attention or complete any necessary financing in the future, or that the price of Timberline's securities will rise.

This news release was distributed by PrimeZone, www.primezone.com

SOURCE: Timberline Resources Corporation

By Staff

CONTACT:          Timberline Resources Corporation

                  John Swallow, Chairman & CEO

                  (208) 664-4859

                  www.timberline-resources.com